SUB-ITEM 77I (b)


The following new portfolios were added:

              1. International Small Company Fund
              2.  Global Real Estate Fund
              3.  Real Estate Equity Fund
              4.  Mid Cap Value Equity Fund
              5.  Absolute Return Fund
              6.  High Income Fund

These new portfolios are described below.

                        INTERNATIONAL SMALL COMPANY FUND

Subadviser:  Dimensional Fund Advisors ("Dimensional")

Investment Objective:    To seek long-term capital appreciation.

Investment  Strategies:  Under normal  market  conditions,  the Fund invests its assets in equity securities of non-U.S. small companies of developed and emerging markets. As a non-fundamental policy, the Fund will invest at least 80% of its net assets in securities of small cap companies in the particular markets in which the Fund invests.

The Fund will invest in a broad and diverse group of readily marketable stocks of small companies associated with developed and emerging markets. The Fund invests its assets in securities listed on bona fide securities exchanges or traded on the over-the-counter markets, including securities listed or traded in the form of International Depositary Receipts, American Depositary Receipts, Global Depository Receipts and other similar securities. Each of these securities may be traded within or outside the issuer's domicile country.

The subadviser determines company size on a country or region specific basis and based primarily on market capitalization. In the countries or regions authorized for investment, the subadviser first ranks eligible companies listed on selected exchanges based on the companies' market capitalizations. Dimensional then determines the universe of eligible stocks by defining the maximum market capitalization of a small company that may be purchased by the Fund with respect to each country or region. As of August 31, 2006, the maximum market capitalization range of eligible companies was approximately $440 million to $3.9 billion. This threshold will vary by country or region, and dollar amounts will change due to market conditions.

The Fund intends to purchase securities in each applicable country using a market capitalization weighted approach. The subadviser, using this approach and its judgment, will seek to set country weights based on the relative market capitalizations of eligible small companies within each country. See "Market Capitalization Weighted Approach" below. As a result, the weightings of certain countries in the Fund may vary from their weightings in international indices, such as those published by FTSE International, Morgan Stanley Capital International or Citigroup.

The subadviser will determine in its discretion when and whether to invest in countries that have been authorized for investment by its Investment Committee, depending on a number of factors such as asset growth in the Fund and characteristics of each country's market. The subadviser's Investment Committee may authorize other countries for investment in the future and the Fund may continue to hold investments in countries not currently authorized for investment but that had previously been authorized for investment.

The Fund also may use derivatives, such as futures contracts and options on futures contracts, to gain market exposure on the Fund's uninvested cash pending investment in securities or to maintain liquidity to pay redemptions. The Fund may enter into futures contracts and options on futures contracts for foreign or U.S. equity securities and indices.

The Fund does not seek current income as an investment objective and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the Fund do pay dividends. It is anticipated, therefore, that the Fund will receive dividend income.

Market Capitalization Weighted Approach
The Fund structure involves market capitalization weighting in determining individual security weights and, where applicable, country or region weights. Market capitalization weighting means each security is generally purchased based on the issuer's relative market capitalization. Market capitalization weighting will be adjusted by the subadviser for a variety of factors. The Fund may deviate from market capitalization weighting to limit or fix the exposure to a particular country or issuer to a maximum proportion of the assets of the fund. Additionally, the subadviser may consider such factors as free float, momentum, trading strategies, liquidity management and other factors determined to be appropriate by the subadviser given market conditions. The subadviser may exclude the stock of a company that meets applicable market capitalization criterion if the subadviser determines that the purchase of such security is inappropriate in light of other conditions. These adjustments will result in a deviation from traditional market capitalization weighting.

Country weights may be based on the total market capitalization of companies within each country. The calculation of country market capitalization may take into consideration the free float of companies within a country or whether these companies are eligible to be purchased for the particular strategy. In addition, to maintain a satisfactory level of diversification, the Investment Committee may limit or adjust the exposure to a particular country or region to a maximum proportion of the assets of that vehicle. Country weights may also deviate from target weights due to general day-to-day trading patterns and price movements. As a result, the weighting of countries will likely vary from their weighting in published international indices.

A more complete description of Market Capitalization Weighted Approach is set forth in the SAI.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Equity Securities Risk
-Foreign Securities Risk (including emerging market risk)
-Issuer Risk
-Small and Medium Size Companies Risk



                             GLOBAL REAL ESTATE FUND

Subadviser: Deutsche Asset Management, Inc. ("DeAM")

Investment Objective:   To seek a combination of long-term capital appreciation
                        and current income.

Investment Strategies:  Under  normal  market  conditions,  the Fund invests at least 80% of net assets (plus any borrowings for investment purposes) in equity securities of U.S. real estate investment trusts ("REITs"), foreign entities with tax-transparent structures similar to REITs and U.S. and foreign real estate operating companies. Equity securities include common stock, preferred stock and securities convertible into common stock. The Fund will be invested in issuers located in at least three different countries, including the United States.

The Fund may invest its assets in short-term debt securities, notes, bonds, securities of companies not principally engaged in real estate, stock index futures contracts and similar instruments and American, European and Global Depositary Receipts.

While DeAM is the subadviser of the Fund, the day-to-day activities of managing the Fund have been delegated to RREEF America L.L.C., an investment management affiliate of DeAM ("DeAM RREEF").

A company is considered to be a real estate operating company if, in the opinion of DeAM RREEF, at least 50% of its revenues or 50% of the market value of its assets at the time its securities are purchased by the Fund are attributed to the ownership, construction, management or sale of real estate.

DeAM RREEF looks for real estate securities it believes will provide superior returns to the Fund, and attempts to focus on companies with the potential for stock price appreciation and a record of paying dividends.

To find these issuers, DeAM RREEF tracks economic conditions and real estate market performance in major metropolitan areas and analyzes performance of various property types within those regions. To perform this analysis, it uses information from a global network of real estate professionals to evaluate the holdings of real estate companies and REITs in which the Fund may invest. Its analysis also includes the companies' management structure, financial structure and business strategy. DeAM RREEF also considers the effect of the real estate securities markets in general when making investment decisions. DeAM RREEF does not attempt to time the market.

The Fund may realize some short-term gains or losses if DeAM RREEF chooses to sell a security because it believes that one or more of the following is true:
-A security is not fulfilling its investment purpose;
-A security has reached its optimum valuation; or -A particular company or general economic conditions have changed.

DeAM RREEF's United States fund management team will select all North and South American investments. Foreign investments will be selected by fund management teams within affiliates of DeAM RREEF under common control with Deutsche Bank AG, the indirect parent company of DeAM RREEF. All fund management teams will contribute to the global regional allocation process.

Description of REITs. A REIT invests primarily in income-producing real estate or makes loans to persons involved in the real estate industry.

Some REITs, called equity REITs, buy real estate and pay investors income from the rents received from the real estate owned by the REIT and from any profits on the sale of its properties. Other REITs, called mortgage REITs, lend money to building developers and other real estate companies and pay investors income from the interest paid on those loans. There are also hybrid REITs which engage in both owning real estate and making loans.

If a REIT meets certain requirements, it is not taxed on the income it distributes to its investors.

Based on its recent practices, DeAM RREEF expects that the Fund's assets will be invested primarily in equity REITs. In changing market conditions, the Fund may invest in other types of REITs. While a REIT is an entity defined by U.S. tax laws, various countries have created entities similar to REITs.

Temporary Defensive Investing: To meet redemption requests or pending investment of its assets or during unusual market conditions, the Fund may place all or a portion of its assets in liquid, high grade fixed income securities such as money market instruments, certificates of deposit, commercial paper, short-term corporate debt securities, variable rate demand notes, governments securities and repurchase agreements. To the extent the Fund is in a defensive position, the ability to achieve its investment objective will be limited.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Equity Securities Risk
-Foreign Securities Risk
-Interest Rate Risk
-Issuer Risk
-Real Estate Securities Risk

                             REAL ESTATE EQUITY FUND

Subadviser:  T. Rowe Price Associates, Inc.

Investment Objective:   To seek  long-term  growth  through  a  combination  of
                        capital appreciation and current income.



Investment Strategies:  Under  normal  market  conditions,  the Fund invests at least 80% of net assets in the equity securities of real estate companies. The definition of real estate companies is broad and includes those that derive at least 50% of revenues or profits from, or commit at least 50% of assets to, real estate activities.

The Fund is likely to maintain a substantial portion of assets in real estate investment trusts (REITs). REITs are pooled investment vehicles that typically invest directly in real estate, in mortgages and loans collateralized by real estate, or in a combination of the two. "Equity" REITs invest primarily in real estate that produces income from rentals. "Mortgage" REITs invest primarily in mortgages and derive their income from interest payments. The Fund generally invests in equity REITs. Other investments in the real estate industry may include real estate operating companies, brokers, developers, and builders of residential, commercial, and industrial properties; property management firms, finance, mortgage, and mortgage servicing firms; construction supply and equipment manufacturing companies; and firms dependent on real estate holdings for revenues and profits, including lodging, leisure, timber, mining, and agriculture companies.

The Fund will not own real estate directly and will have no restrictions on the size of companies selected for investment. Up to 20% of Fund assets may be invested in companies deriving a substantial portion of revenues or profits from servicing real estate firms, as well as in companies unrelated to the real estate business.

Stock selection is based on fundamental, bottom-up analysis that generally seeks to identify high-quality companies with both good appreciation prospectus and income-producing potential. Factors considered by the Fund manager in selecting real estate companies include one or more of the following: relative valuation; free cash flow; undervalued assets; quality and experience of management; type of real estate owned; and the nature of a company's real estate activities.

In pursing its investment objective, the Fund's management has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the Fund's management believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks (up to 25% of total assets), convertible securities, futures, and options, in keeping with the objectives of the Fund. The Fund may invest in debt securities of any type, including municipal securities, without regard to quality or rating. The Fund may purchase up to 10% of its total assets in any type of non-investment-grade debt securities (or junk bond) including those in default. Fund investments in convertible securities are not subject to this limit. Below investment grade bonds, or junk bonds can be more volatile and have greater risk of default than investment grade bonds.

The Fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

REITs. The Fund may invest a substantial portion of its assets in real estate investment trusts or REITs, which are pooled investment vehicles that typically invest directly in real estate, in mortgages and loans collateralized by real estate, or in a combination of the two. "Equity" REITs invest primarily in real estate that produces income from rentals. "Mortgage" REITs invest primarily in mortgages and derive their income from interest payments.

The types of properties owned, and sometimes managed, by REITs include: office buildings, apartment and condominiums, retail properties, industrial and commercial sites, hotels and resorts, health care facilities, manufactured housing, self-storage facilities, leisure properties, special use facilities.

REITs usually specialize in a particular type of property and may concentrate their investments in particular geographical areas. For this reason and others, a fund investing in REITs provides investors with an efficient, low-cost means of diversifying among various types of property in different regions.

Principal Risks of Investing in this Fund The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Equity Securities Risk
-Fixed Income Securities Risk
-Industry or Sector Investing Risk
-Issuer Risk
-Non-Diversified Fund Risk
-Real Estate Securities Risk
-Small and Medium Size Companies Risk



MID CAP VALUE EQUITY FUND

Subadviser:  RiverSource Investment, LLC ("RiverSource")

Investment Objective:  To seek long-term growth of capital.

Investment Strategies: Under  normal  market  conditions,  the Fund invests at least 80% of its net assets (including the amount of any borrowings for investment purposes) in equity securities of medium-sized companies.

Medium-sized companies are those whose market capitalization at the time of purchase fall within the range of the Russell Midcap Value Index. At August 31, 2006, the range of this index was between [$688] million and [$22] billion. The market capitalization range of the index is subject to change. Up to 20% of the Fund may be invested in stocks of small or large companies, preferred, convertibles, or other debt securities. The Fund may invest up to 25% of its total assets in foreign investments.

In pursuit of the Fund's  objectives,  the subadviser chooses equity investments by:
-Selecting companies that are undervalued based on a variety of measures, such as price to earnings ratios, price/book ratios, current and projected earnings, current and projected dividends, and historic price levels.
-Identifying companies with growth potential based on:
     -effective management, as demonstrated by overall performance, and -financial strength.

In evaluating whether to sell a security, the subadviser considers, among other factors, whether:
-The security is overvalued relative to alternative investments.
-The security has reached the subadviser's price objective.
-The company has met the subadviser's earnings and/or growth expectations.
-The company or the security continues to meet the other standards described above.

The Fund can invest in any economic sector, and at times, it may emphasize one or more particular sectors.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit Risk
-Derivatives Risk
-Equity Securities Risk
-Fixed Income Securities Risk
-Foreign Securities Risk
-Industry and Sector Risk
-Interest Rate Risk
-Issuer Risk
-Small and Medium Size Companies Risk

Absolute Return Portfolio

GOAL AND STRATEGY
The Absolute Return Portfolio (the "Portfolio") seeks maximum real return, consistent with preservation of real capital and prudent investment management. To pursue this goal, the Portfolio invests in a number of the other funds of the John Hancock Funds II ("JHF II") and John Hancock Funds III ("JHF III") primarily either in equity securities or fixed income securities (each a "Fund," and collectively the "Funds"). The Portfolio may also invest in the securities of other investment companies and in other types of investments as described below.

The Portfolio may invest in various underlying Funds of JHF II and JHF III that as a group hold a wide range of equity type securities in their portfolios. These include small-, mid- and large-capitalization stocks, domestic and foreign securities (including emerging market securities) and sector holdings such as utilities and science and technology stocks. Each of the underlying Funds has its own investment strategy which, for example, may focus on growth stocks or value stocks or may employ a strategy combining growth and income stocks and/or may invest in derivatives such as options on securities and futures contracts. Certain of the Funds in which the Portfolio invests focus their investment strategy on fixed-income securities, which may include investment grade and below investment grade debt securities with maturities that range from short to longer term. The underlying fixed-income Funds collectively hold various types of debt instruments such as corporate bonds and mortgage backed, government issued, domestic and international securities. See "Information About the Underlying Funds" for a brief description of the goal and strategy of each underlying Fund and information about the risks of investing in such Funds.

In employing its investment strategies for the Portfolio, the subadviser attempts to achieve an average annual total rate of return for the Portfolio that meets or exceeds the Consumer Price Index (All Urban Consumers) ("CPI") plus 6% (before fees) over a long-term time horizon (approximately five to eight years) while attempting to maintain a low probability of negative returns in any 12-month time period. John Hancock Investment Management Services, LLC (the "Adviser") and the subadviser do not represent or guarantee that the Portfolio will meet this total return goal or achieve positive returns every year. JHF II's Funds eligible for purchase by the Portfolio consist of all of the JHF II Funds except the Lifestyle Portfolios. In investing in shares of Funds, the Portfolio purchases only NAV shares (which are not subject to Rule 12b-1 fees). The Portfolio is non-diversified for purposes of the Investment Company Act of 1940, as amended (the "1940 Act").

Other Permitted Investments

The Portfolio may invest in:

o U.S. government securities and short-term paper.
o Shares of other registered open-end investment companies (and registered unit investment trusts) within the same "group of investment companies" as that term is defined in Section 12 of the 1940 Act.
o Purchase shares of other registered open-end investment companies (and registered unit investment trusts) where the adviser is not the same as, or affiliated with, the adviser to the Portfolio, including exchange traded funds ("ETFs").
o Purchase domestic and foreign equity and fixed-income securities.
o Invest in equity securities, which may include common and preferred stocks of large-, medium- and small-capitalization companies in both developed (including the U.S.) and emerging markets.
o Invest in  fixed-income  securities,  which may  include  debt  securities  of governments throughout the world (including the U.S.), their agencies and instrumentalities, debt securities of corporations and supranationals, inflation protected securities, convertible bonds, mortgaged-backed securities, asset-backed securities and collateralized debt securities. Investments in fixed-income securities may include securities of issuers in both developed (including the U.S.) and emerging markets and may include fixed-income securities rated below investment grade.

o Purchase securities of registered closed-end investment companies that are part of the same "group of investment companies" as that term is defined in
Section 12 of the 1940 Act.
o Invest up to 15% of its net assets in illiquid securities of such entities as limited partnerships and other pooled investment vehicles such as hedge funds.
o Make short sales of securities (borrow and sell securities not owned by the Portfolio), either to realize appreciation when a security that the Portfolio does not own declines in value or as a hedge against potential declines in the value of a Portfolio security.
o Invest in publicly traded partnerships, including publicly traded partnerships that invest principally in commodities or commodities-linked derivatives.

The Portfolio may use various investment strategies such as hedging and other related transactions. For example, the Portfolio may use derivative instruments (such as options, futures and swaps) for hedging purposes, including hedging various market risks and managing the effective maturity or duration of debt instruments held by the Portfolio. In addition, these strategies may be used to gain exposure to a particular securities market. The Portfolio also may purchase and sell commodities and may enter into swap contracts and other commodity-linked derivative instruments including those linked to physical commodities. Please refer to "Hedging and Other Strategic Transactions" in both the prospectus and the SAI.

Management of the Portfolio
Subject to the limitations described above, the Portfolio may at any time invest any percentage of its assets in any of the different investments described above. The subadviser may from time to time adjust the percentage of assets invested in any specific investment held by the Portfolio. Such adjustments may be made, for example, to increase or decrease the Portfolio's holdings of particular asset classes, to adjust portfolio quality or the duration of fixed-income securities or to increase or reduce the percent of the Portfolio's assets subject to the management of a particular underlying Fund subadviser. In addition, changes may be made to reflect fundamental changes in the investment environment.

Temporary Defensive Investing
The Portfolio may invest up to 100% of its assets in cash or money market instruments for the purpose of:

o meeting redemption requests,
o making other anticipated cash payments, or
o protecting the Portfolio in the event the subadviser, MFC Global Investment Management (U.S.A.) Limited ("MFC Global (U.S.A.)"), determines that market or economic conditions warrant a defensive posture.

To the extent the Portfolio is in a defensive position, its ability to achieve its investment objective will be limited.

                                HIGH INCOME FUND

Subadviser:  MFC Global Investment Management (U.S.), LLC

Investment Objective:  To seeks high current income, capital appreciation is a secondary goal.



Investment Strategies: Under  normal  market  conditions,  the Fund invests at least 80% of its assets in U.S. and foreign fixed-income securities rated BB/Ba or lower and their unrated equivalents. These may include, but are not limited to, domestic and foreign corporate bonds, debentures and notes, convertible securities, preferred stocks, and domestic and foreign government obligations. No more than 10% of the Fund's total assets may be invested in securities that are rated in default by Standard & Poor's or by Moody's. There is no limit on the Fund's average maturity. The foreign securities in which the Fund may invest include both developed and emerging market securities.

In managing the Fund's portfolio, the subadviser concentrates on industry allocation and securities selection deciding which types of industries to emphasize at a given time, and then which individual securities to buy. The subadviser uses top-down analysis to determine which industries may benefit from current and future changes in the economy.

In choosing individual securities, the subadviser uses bottom-up research to find securities that appear comparatively under-valued. The subadviser looks at the financial condition of the issuers as well as the collateralization and other features of the securities themselves. The Fund typically invests in a broad range of industries.

The Fund may invest in asset-backed securities rated as low as BB. Under normal circumstances, no more than 15% of the asset-backed securities purchased by the Fund will be rated less than A.

The Fund may use certain higher-risk investments, including derivatives (investments whose value is based on indexes, securities or currencies) and restricted or illiquid securities. The Fund is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the SAI. In addition, the Fund may invest up to 20% of its assets in U.S. and foreign common stocks of companies of any size. In abnormal circumstances, the Fund may temporarily invest extensively in investment-grade short-term securities. In these and other cases, the Fund might not achieve its goal.

The Fund may trade securities actively, which could increase its transaction costs (thus lowering performance) and increase your taxable distributions.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Derivatives Risk
-Equity Securities Risk
-Fixed Income Securities Risk
-Foreign Securities Risk
-High Portfolio Turnover Risk
-Issuer Risk